Exhibit 99.1

Post Holdings, Inc. Fourth Quarter and Fiscal Year 2023 Earnings Conference Call Prepared Remarks of
Robert V. Vitale, President and Chief Executive Officer (on medical leave) - November 17, 2023

Good morning. This call, as Daniel indicated, is being hosted by Jeff and Matt. I am only going to make a few comments and then I will head out.
First, we had a great 2023 and are well positioned to succeed in 2024 – that’s for Jeff and Matt to describe. What I want to discuss is a bit more personal.
Since I became CEO I have attempted to be as candid with you as possible. I will not change that now. Recently, doctors discovered and successfully removed a malignant tumor.
I feel great and have been participating in calls all along. However, I will now require a regimen of radiation and chemotherapy. I am told this could wipe out my energy level for a period of time.
While I am getting this treatment, Jeff will continue as interim CEO. I have total confidence in him. He has been my partner from day one. I mean that quite literally – we started on the same day in 2011. He has been instrumental in every decision we have made. Further, you have long heard me tout our holding company structure. Its value is now more apparent than ever. Our business operations have outstanding leaders and won’t miss a beat. And I intend to participate as much as I am able. Honestly, that’s more for my benefit than the Company. I suspect I will just be a nuisance.
So now I will leave and turn the call to Jeff and Matt. But one last thing before I do. I cannot express enough my gratitude for the outpouring of well wishes I have received. From you all, from Post employees and from so many unexpected places, it has been quite overwhelming. I thank you all.